                                                                     EXHIBIT 4.5

                              CAIS INTERNET, INC.

              SERIES F CONVERTIBLE PARTICIPATING PREFERRED STOCK
                              PURCHASE AGREEMENT

     This SERIES F CONVERTIBLE PARTICIPATING PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 28, 2000, by and between CAIS Internet,
       ---------
Inc., a Delaware corporation (the "Company"), and Microsoft Corporation, a
                                   -------
Washington corporation (the "Purchaser").
                             ---------

                                   Section 1

                   Authorization and Sale of Preferred Stock
                   -----------------------------------------

     1.1  Authorization.  The Company has authorized the sale and issuance of
          --------------
40,000 shares of the Company's Series F Convertible Participating Preferred Stock, par value $.01 per share ("Shares").
                                  ------

     1.2  Sale and Issuance of Shares.  Subject to the terms and conditions of
          ---------------------------
this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to Purchaser, the Shares at a purchase price of One Thousand Dollars ($1,000.00) per Share (the "Per Share Purchase Price").

                                   Section 2

                            Closing Dates; Delivery
                            -----------------------

     2.1  Closing.  The purchase and sale of the Shares hereunder shall take
          -------
place at a closing (the "Closing") on the third business day after the
                         -------
satisfaction or waiver of the conditions set forth in Sections 5 and 6 hereof (the "Closing Date"). The Closing shall be held at the offices of the Company
      ------------
at 1255 22/nd/ Street, N.W., Washington, D.C., at 10:00 a.m. local time, on the Closing Date, or at such other time and place upon which the Company and Purchaser shall agree.

     2.2  Delivery.  At the Closing, the Company will deliver to Purchaser a
          --------
certificate registered in Purchaser's name representing the Shares to be purchased against payment of the purchase price therefor. At the Closing, Purchaser will pay to the Company by wire transfer of immediately available federal funds per the Company's instructions cash in the amount of Forty Million Dollars ($40,000,000.00).

                                   Section 3

                 Representations and Warranties of the Company
                 ---------------------------------------------

     The Company (including for purposes of this Section 3 all subsidiaries of the Company) represents and warrants to Purchaser as of the date of this Agreement as follows:

     3.1  Organization; Good Standing.  The Company is a corporation duly
          ---------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. A true and correct copy of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") is attached hereto as Exhibit A, and a true and correct
---------------------                         ---------
copy of the Company's By-Laws (the "By-Laws") is attached hereto as Exhibit B,
                                    -------                         ---------
which in each case shall be in full force and effect as of the Closing Date (as the Restated Certificate shall be amended pursuant to the Certificate of Designation (as defined below)).

     3.2  Company Shares.  The Shares to be issued to Purchaser hereunder will
          --------------
be duly authorized, validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Restated Certificate and the Certificate of Series and Determination of Rights and Preferences of Series F Convertible Participating Preferred Stock (the "Certificate of Designation"),
                                                  --------------------------
a true and correct copy of which is attached hereto as Exhibit C, which shall be
                                                       ---------
in full force and effect as the Closing Date. Such copy contains all amendments through the Closing Date. The Company will not amend the Certificate of Designation or otherwise take any action or fail to take any action that would cause or permit the Certificate of Designation to be amended or adversely affect the rights, preferences and privileges of the Shares without Purchaser's prior written consent.

     3.3  Authority; Binding Nature of Agreements.
          ---------------------------------------

     (a) The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Company in connection herewith have been duly authorized by all necessary corporate action on the part of the Company and its board of directors (the "Board"). The Company has all requisite legal and corporate power and authority
 -----
to sell and issue the Shares hereunder and to issue the shares of common stock of the Company, par value $0.01 per share, issuable upon conversion of the Shares (the "Conversion Stock") and to carry out and perform its obligations
             ----------------
under the terms of this Agreement.

     (b) The Conversion Stock has been duly and validly reserved and, when issued in compliance with the terms of this Agreement and the Restated Certificate, will be validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Restated Certificate and the Certificate of Designation. The Shares will be delivered to Purchaser free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon or by virtue of Purchaser; provided, however, that the Shares and
                                        --------  -------
the Conversion Stock are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Registration Rights Agreement between the Company and Purchaser dated the date hereof (the "Registration Rights Agreement"). Except as set forth in the Restated
 -----------------------------
Certificate and the Certificate of Designation, the Shares and the Conversion Stock are not subject to any preemptive rights or rights of first refusal.

     (c) This Agreement and all other agreements and instruments contemplated to be executed and delivered by the Company in connection herewith constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, merger, insolvency, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights of creditors and other obligees generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity, and by limitations on indemnification due to public policy considerations.

     3.4  No Violation or Default.
          -----------------------

     (a) The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated to be executed and delivered by the Company in connection herewith will not, directly or indirectly (with or without notice or lapse of time):

          (i)   contravene, conflict with or result in a material violation of
(i) the Company's Restated Certificate or Bylaws, or (ii) any resolution adopted by the Company's Board or any committee thereof or the stockholders of the Company;

          (ii) contravene, conflict with or result in a violation of, or give any governmental body the right to challenge the issuance of the Shares or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Company or any material assets owned or used by it are subject;

          (iii) to the knowledge of the Company, cause any material assets owned or used by the Company to be reassessed or revalued by any taxing authority or other governmental body;

          (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company;

          (v) contravene, conflict with or result in a violation or breach of, or default under, any material contract to which the Company is a party; or

          (vi) result in the imposition or creation of any mortgage, pledge, lien, charge or encumbrance upon or with respect to any material properties or assets owned or used by the Company.

     (b) The Company is not in violation of or in default under its Restated Certificate or By-Laws or, to the best of the Company's knowledge, (i) any judgment, order, writ, decree, statute, rule or regulation applicable to it, or
(ii) any mortgage or indenture, or any other material agreement, instrument or contract to which it is a party or by which it is bound.

     3.5  Finders and Brokers.
          -------------------

     The Company has not engaged any broker, finder or agent, and the Purchaser has not, and will not, incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transaction Documents. In the event that the preceding sentence is in any way inaccurate, the Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability) for which Purchaser, or any of its officers, directors, employees or representatives, is responsible.

     3.6  Reports and Financial Statements; Absence of Certain Changes.
          ------------------------------------------------------------

     (a) The Company has filed all reports required to be filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of
                                     ---
1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934
                       --------------
as amended (the "Exchange Act"), since its initial public offering on May 20,
                 ------------
1999 (all such reports, including those to be filed prior
to the Closing Date and all registration statements and prospectuses filed by the Company with the SEC in connection with the Company's initial public offering, are collectively referred to as the "Company SEC Reports"), and has
                                               -------------------
previously furnished or made available to Purchaser true and complete copies of all the Company SEC Reports filed, if any, with respect to periods ending after May 20, 1999 (including any exhibits thereto) and will promptly deliver to Purchaser any Company SEC Reports filed between the date hereof and the Closing Date. All of such Company SEC Reports complied at the time they were filed and declared effective, if applicable, in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Company SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Company included in the Company SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Company, (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be
                        ----
indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Company SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of the Company, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Company as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Closing Date.

     (b) Except as specifically contemplated by this Agreement or reflected in the Company SEC Reports, since May 20, 1999, there has not been (i) any material adverse change in the Company's business, assets, liabilities, or operations, and, to the knowledge of the Company, no event has occurred that is likely to have a material adverse effect on the Company's business, assets, liabilities or operations; or (ii) any material change in the Company's accounting principles, procedures or methods.

     3.7  Compliance with Applicable Law.  Except as disclosed in the Company
          ------------------------------
SEC Reports filed prior to the date of this Agreement or in the Company's Registration Statement on Form S-1, as amended, SEC file number 333-72769 ("Registration Statement"), the Company holds all governmental authorizations
  ----------------------
necessary for the lawful conduct of its business under and pursuant to, and the business of the Company is not being conducted in violation of, any governmental authorization applicable to the Company, except to the extent that the failure or violation would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Company.

     3.8  Consents.  No consent, approval or authorization of or designation,
          --------
declaration or filing with any governmental authority or other third party on the part of the Company is required in connection with the valid execution and delivery of this Agreement nor any other agreement or instrument contemplated to be executed and delivered by the Company in connection with this Agreement, or the offer, sale or issuance of the Shares and the Conversion Stock, or the consummation of any other transaction contemplated hereby or thereby, except for qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares and the Conversion Stock under applicable blue sky laws, which qualifications, if required, will be accomplished in a timely manner, filings or notices required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and such other consents, approvals, authorizations and filings as have been obtained and are in full force and effect.

     3.9  Capitalization.  As of the date of this Agreement, the authorized
          --------------
capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 23,119,061 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $.01 per share, of which 2,827,168 shares are designated as Series A Preferred Stock (the "Series A Shares"), none of which
                                             ---------------
are issued and outstanding, 1,119,679 shares are designated as Series B Preferred Stock ("Series B Shares"), none of which are issued and outstanding,
                  ---------------
125,000 shares are designated as Series C Preferred Stock ("Series C Shares"),
                                                            ---------------
of which 125,000 shares are issued and outstanding, 9,620,393 shares are designated as Series D Convertible Participating Preferred Stock ("Series D
                                                                   --------
Shares"), 5,276,622 of which are issued and outstanding, 9,620,393 shares are
------
designated as Series E Convertible Participating Preferred Stock ("Series E
                                                                   --------
Shares"), none of which are issued and outstanding, 56,617 shares are designated
------
as Series F Convertible Participating Preferred Stock ("Series F Shares"), none
                                                        ---------------
of which are issued and outstanding, and 28,051 shares are designated as Series G Preferred Stock ("Series G Shares"), none of which are issued and outstanding.
                    ---------------
All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and non assessable. As of the date of this Agreement, the Company has reserved (a) 1,572,677 shares of Common Stock for issuance upon conversion of the Shares to be issued hereunder or upon additional shares issued as dividends on the shares issued hereunder, (b) 1,250,000 shares of Common Stock for issuance upon conversion of the Series C Shares, (c) 5,000,000 shares of Common Stock for issuance pursuant to the Company's Amended and Restated 1998 Equity Incentive Plan and Atcom, Inc. 1996 Stock Option/Stock Issuance Plan, (d) 4,809,061 shares of Common Stock for issuance pursuant to other outstanding options and warrants, (e) 14,896,216 shares of Common Stock for issuance upon the conversion of Series D Shares and Series E Shares and 779,195 shares of Common Stock for issuance upon conversion of Series G Shares.

     3.10 Environmental Matters.  The properties, assets and operations of the
          ---------------------
Company are in material compliance with all applicable federal, state, local or foreign laws, rules, regulations, permits, licenses and decrees relating to environmental matters or the discharge, release, storage, treatment or clean-up of any materials or substances. No environmental or similar claim has been asserted (or to the best knowledge of the Company threatened) against the Company.

     3.11 Litigation.  There are no actions, suits, proceedings or
          ----------
investigations pending against the Company or its properties before any court or governmental agency which could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company (nor, to the best of the Company's knowledge, is there any threat thereof). The Company is not a party or subject to any order, writ, injunction or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

     3.12 Title to Properties and Assets; Liens.  The Company has good and
          -------------------------------------
marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business and (iii) liens to secure vendor financing or installation purchases.

     3.13 Intellectual Property; Trademarks.
          ---------------------------------

          (a) The Company has the right to use, free and clear of all liens, charges, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights necessary to the business of the Company as presently conducted. To the best of the Company's knowledge, the Company is not infringing upon or otherwise acting adversely to the right or claimed right of any other person under or with respect to the foregoing.

     (b) The Company is at least a 50 percent owner of the entire right, title and interest in and to the subject U.S. and foreign (excluding Israel) patents and patent applications included in Schedule 3.13 (collectively, the
                                    -------------
"Properties"), and, in particular, is a 100 percent owner of the entire right,
 ----------
title and interest in and to U.S. Application No. 08/893,403 and corresponding PCT Application No. PCT/US971/12045.

     (c) To the best knowledge of the Company, the Properties encompass all patents and patent applications relating to communication systems that are wholly or partially owned by Inline Connection Corporation.

     (d) The Company has undertaken a reasonable investigation and has determined that there are no claims, actions or proceedings, pending or to the best knowledge of the Company threatened, or other information that challenges the validity and/or the enforceability of any of the claims in the patents or of any of the claims of the patent applications that may issue with respect to the Properties.

     (e) The Company will use commercially reasonable efforts to prosecute (to the extent that the Company has a legal right to do so) all of the pending patent applications listed in Schedule 3.13, with a view to obtaining broad patent protection covering technology (known as "Overvoice") relating to the
                                                 ---------
simultaneous transmission of voice and data over a single traditional copper telephone line at speeds of up to 300 times those of conventional 28.8k dial-up modems and to enable a user to have both designated high-speed Internet access and complete use of his telephone simultaneously over one traditional telephone line.

          (f) There are no encumbrances, third party or otherwise, against any of the Properties.

     3.14 Tax Matters.  The Company, any predecessor of the Company and all
          -----------
current and former members for income tax purposes of any affiliated group of corporations of which the Company or any such predecessor is or has been a member, Cleartel, Inc. and Cleartel, L.P. (collectively, the "Taxpayers") have
                                                              ---------
duly filed all tax reports and returns required to be filed by them or have requested and obtained appropriate extensions, including all federal, state, local and foreign tax returns and reports. The Taxpayers have paid in full all taxes required to be paid by such Taxpayers before such payment became delinquent or have otherwise paid any required interest and penalties relating thereto or have made adequate provision, in conformity with U.S. GAAP consistently applied, for the payment of such taxes as well as taxes which may subsequently become due. There are no audits known by the Company to be pending of the tax returns of the Company or any other Taxpayer, and there are no claims known by the Company or any Taxpayer which have been or maybe asserted relating to any tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any material deficiency.

     3.15 Investment Company.  Immediately following the Closing, after giving
          ------------------
effect to the transactions contemplated hereby, neither the Company nor any person, firm or entity controlling, controlled by or under common control with the Company will be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     3.16 Employer Matters.  Except as disclosed in the Company SEC Reports, or
          ----------------
as set forth in Schedule 3.16, the Company does not have any employment
                -------------
contracts with any of its employees that are not terminable at will and does not have any collective bargaining agreement covering any of its employees. The Company is not aware of any labor organization activity involving its employees. The Company is in compliance in all material respects with the requirements of
(i) the Employee Retirement Income Security Act of 1974, as amended, and (ii) the Internal Revenue Code of 1986, as amended, in each case relating to employee benefit plans, programs and agreements.

     3.17 Condition of System.  All material properties, equipment and systems
          -------------------
of the Company are in good repair, working order and condition and are in material compliance with all standards and rules imposed (i) by any governmental agency or authority in which such properties, equipment and/or systems are located or operated and (ii) under any agreements with customers.

     3.18 Fees; License Compliance.  The Company has paid all material
          ------------------------
franchise, license or other fees and charges which have become due in respect of its business and has made appropriate provisions as is required by GAAP for any such fees and charges which have accrued. The Company has duly secured all necessary and material permits, licenses, consents and authorizations from and have filed all required and material registrations, applications, reports and other documents with, the appropriate governmental agencies, authorities and commissions and other entities exercising jurisdiction over the business of the Company. All of the Company's licenses, including licenses held through or by affiliated entities, are valid and in full force and effect without conditions except such conditions as are generally applicable to holders of licenses. To the best of the Company's knowledge, no event has occurred and is continuing which could result in the termination, revocation or adverse modification of any license. The Company does not have any reason to believe that its licenses, including licenses held through or by its affiliated entities, will not be renewed in the ordinary course.

     3.19 No Conflict of Interest.  Except as disclosed in the Company SEC
          -----------------------
Reports or as set forth in Schedule 3.19, the Company is not indebted, directly
                           -------------
or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever, other than for normal travel advances or reimbursement for normal business expenses; and none of such officers, directors or stockholders, or any members of their immediate families is indebted to the Company. Schedule 3.19 sets forth a description of all
                             -------------
transactions since January 1, 1997, between the Company and any of its officers, directors and stockholders, and their respective spouses and children in which such persons had a direct or indirect material interest which are not disclosed in the Company SEC Reports.

     3.20 Agreements; Action.
          ------------------

     (a)  Except as disclosed in the Company SEC Reports or as set forth in
Schedule 3.20, there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, other than transactions in the ordinary cause of business, (ii) the license of any patent, copyright, trade secret or other proprietary rights to or from the Company, (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services or (iv) indemnification by the Company with respect to infringements of proprietary rights.

     (b) The Company is not a party to and is not bound by any contract, agreement or instrument, and is not subject to any restriction under its Restated Certificate or its By-Laws, that materially adversely affects its business as now conducted or as proposed to be conducted, or its properties or financial condition.

     (c)  Except as disclosed in the Company SEC Reports or as provided in
Schedule 3.20, the Company has not granted or agreed to grant any registration
-------------
rights, including piggy back rights, to any person or entity.

     3.21 Complete Copies of Requested Documents.  The Company has delivered or
          --------------------------------------
made available true and complete copies of each document that has been reasonably requested by Purchaser.

     3.22 Full Disclosure.  Neither this Agreement (including all Exhibits
          ---------------
hereto) nor any of the other agreements or instruments contemplated to be executed and delivered by the Company in connection with this Agreement contain any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

                                   Section 4

                  Representations and Warranties of Purchaser
                  -------------------------------------------

     Purchaser hereby represents and warrants to the Company with respect to the purchase of the Shares by Purchaser, as follows:

     4.1  Experience; Speculative Nature of Investment.  Purchaser has
          --------------------------------------------
substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and Purchaser is in a position to lose the entire amount of such investment.

     4.2  Investment.  Purchaser is acquiring the Shares and the underlying
          ----------
Conversion Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.

     4.3  Restricted Securities.  Purchaser acknowledges that the Shares and the
          ---------------------
underlying Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

     4.4  Access to Data.  Purchaser has had an opportunity to discuss the
          --------------
Company's business, management and financial affairs with the Company's management. Purchaser has had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. Purchaser understands that such discussions, as well as any other written information issued by the Company, were intended to describe certain aspects of the Company's business and operations, but were not an exhaustive description.

     4.5  Authority; Binding Nature of Agreements.
          ---------------------------------------

     (a) The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated to be executed and delivered by Purchaser in connection herewith have been duly authorized by all necessary corporate action on the part of Purchaser and its board of directors. Purchaser has all requisite legal and corporate power and authority to purchase the Shares hereunder.

     (b) This Agreement and all other agreements and instruments contemplated to be executed and delivered by Purchaser in connection herewith constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, merger, insolvency, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights of creditors and other obligees generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity, and by limitations on indemnification due to public policy considerations.

     (c) There is no pending proceeding, and, to Purchaser's knowledge, no person has threatened to commence any proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with Purchaser's ability to comply with or perform its obligations and covenants under this Agreement and under all other agreements and instruments contemplated to be executed and delivered by Purchaser in connection herewith, and, to the knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

     4.6  Brokers or Finders.  Purchaser has not engaged any broker, finder or
          ------------------
agent, and the Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the purchase of the Shares. In the event that the preceding sentence is in any way inaccurate, the Purchaser agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of any such fee (and the costs and expenses of defending against such liability) for which the Company or any of its officers, directors, employees or representatives, is held responsible.

     4.7  Tax Liability.  Purchaser has reviewed with its own tax advisors the
          -------------
federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Purchaser has relied solely on such advisors and not on any statements or representations of the Company or any of its representatives other than the representations and warranties set forth herein. Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                                   Section 5

                Conditions to Purchaser's Obligations to Close
                ----------------------------------------------

     Purchaser's obligations to purchase the Shares at the Closing are, unless waived by Purchaser, subject to the fulfillment of the following conditions:

     5.1  Representations and Warranties Correct.  The representations and
          --------------------------------------
warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

     5.2  Covenants.  All covenants and agreements contained in this Agreement
          ---------
and the other agreements and instruments contemplated herewith to be performed by the Company on or prior to the Closing shall have been performed or complied with in all materials respects.

     5.3  Blue Sky.  The Company shall have obtained all necessary Blue Sky law
          --------
permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.

     5.4  Registration Rights Agreement.  The Company shall have executed and
          -----------------------------
delivered the Registration Rights Agreement as of the Closing Date.

     5.5  Opinion of Company's Counsel.  The Purchaser shall have received from
          ----------------------------
Morrison & Foerster, LLP, counsel to the Company, an opinion addressed to it, dated the Closing Date, is substantially the form of Exhibit D.
                                                     ---------

     5.6    Commercial Agreement.  The Company shall have executed and delivered
            --------------------
to Purchaser an Internet Access and Portal Development and Co-Marketing Agreement, substantially in the form of Exhibit E (the "Commercial Agreement"),
                                         ---------
as of the Closing Date.

     5.7    HSR Compliance.  All waiting periods applicable to the purchase of
            --------------
the Shares under the HSR Act shall have been terminated or expired.


                                   Section 6

                 Conditions to Company's Obligations to Close
                 --------------------------------------------

     The Company's obligation to sell and issue the Shares at the Closing is, unless waived by the Company, subject to the fulfillment of the following conditions:

     6.1    Representations and Warranties Correct.  The representations and
            --------------------------------------
warranties made by Purchaser in Section 4 hereof shall be true and correct in all material respects as of the Closing Date.

     6.2    Covenants.  All covenants and agreements contained in this Agreement
            ---------
and all other agreements and instruments contemplated herewith to be performed by Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

     6.3    Blue Sky. The Company shall have obtained all necessary blue sky law
            --------
permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.

     6.4    Registration Rights Agreement.  Purchaser shall have executed and
            -----------------------------
delivered the Registration Rights Agreement as of the Closing Date.


     6.5    Commercial Agreement.  Purchaser shall have executed and delivered
            --------------------
to the Company the Commercial Agreement as of the Closing Date.

     6.6    HSR Compliance.  All waiting periods applicable to the purchase of
            --------------
the Shares under the HSR Act shall have been terminated or expired.


                                   Section 7

                           Confidential Information
                           ------------------------

     7.1    Confidential Company Information. Purchaser covenants and agrees
            --------------------------------
that it shall maintain the confidentiality of all nonpublic information related to the Company made available to it and/or any of its representatives by or on behalf of the Company ("Confidential Company Information"). Purchaser further
                        --------------------------------
covenants and agrees that it shall not disclose any Confidential Company Information to any person or entity, other than its officers, directors, employees, attorneys, accountants and other agents with a legitimate need for such information (which individuals and entities Purchaser shall cause to comply with this Section 7.1), except as required by law, without the prior written consent of the Company. Purchaser agrees that violation of this Section 7.1 would cause immediate and irreparable damage to the business of the Company, and consents to the entry of immediate and permanent injunctive relief for any violation hereof.

     7.2    Confidential Purchaser Information. The Company covenants and agrees
            ----------------------------------
that it shall maintain the confidentiality of all nonpublic information related to Purchaser made available to it and/or any of its representatives by or on behalf of Purchaser ("Confidential Purchaser Information"). The Company further
                      ----------------------------------
covenants and agrees that it shall not disclose any Confidential Purchaser Information to any person or entity, other than its officers, directors, employees, attorneys, accountants and other agents with a legitimate need for such information (which individuals and entities the Company shall cause to comply with this Section 7.2), except as required by law, without the prior written consent of Purchaser. The Company agrees that violation of this Section
7.2 would cause immediate and irreparable damage to the business of Purchaser, and consents to the entry of immediate and permanent injunctive relief for any violation hereof.


                                   Section 8

                                Other Covenants
                                ---------------

     8.1    Future Issuances.  Notwithstanding any other provision to the
            -----------------
contrary herein or in the Certificate of Designation, in addition to the voting rights set forth in the Certificate of Designation, the written consent of the Purchaser shall be required to approve any issuance and sale by the Company of
(i) Senior Securities or Parity Securities (as such terms are defined in the Certificate of Designation) or (ii) equity securities in the Company to any person or entity which the Purchaser and the Company mutually determine to be a competitor of the Purchaser; provided, however, that no separate vote as contemplated by this Section 8.1 shall be required if any such issuance or sale is subject to Section 6(b)(iii) of the Certificate of Designation; and provided further that this Section 8.1 shall immediately become null and void at the earlier of such time that: (i) the Commercial Agreement is terminated or (ii) Purchaser owns of record no Shares.

     8.2    Put Right.  If the Company terminates the Commercial Agreement
            ---------
pursuant to Section 17.5 thereof, Purchaser shall have a "put" option to sell all or any portion of the Shares to the Company and, in such event, the Company shall be required to purchase such Shares from Purchaser. The "put" option exercise price payable to Purchaser in such event shall equal the sum of (1) the product of (a) the number of Shares which Purchaser elects to sell to the Company pursuant to the exercise of such "put" option (the "Put Shares") times
(b) 118.75% of the Per Share Purchase Price, plus (2) any accrued but unpaid dividends on the Put Shares (collectively, the "Put Consideration"). The "put" option shall be exercisable upon the delivery by Purchaser to the Company of a written notice of election to exercise the "put" option (the "Exercise Notice") on or before 5:00 p.m., Eastern time, on the date which is thirty (30) days after the date on which the Company notifies Purchaser of the Company's termination of the Commercial Agreement under Section 17.5 thereof. The Put Consideration shall be paid to Purchaser in cash within ten (10) business days after the Company's receipt of the Exercise Notice.

                                   Section 9

                                 Miscellaneous
                                 -------------

     9.1    Governing Law.  This Agreement shall be governed in all respects by
            -------------
the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

     9.2    Jurisdiction; Jury Trial Waiver.  The parties hereto hereby
            -------------------------------
irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware with respect to any action or proceeding arising out of this Agreement or in any way arising here from or relating hereto. THE PARTIES HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED BY ANY PARTY AGAINST ANY OTHER PARTY ARISING ON, OUT OF OR BY REASON OF THIS AGREEMENT, ANY ALLEGED TORTIOUS CONDUCT BY ANY PARTY OR IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATED TO THE RELATIONSHIP BETWEEN THE PARTIES.

     9.3    Survival.  The representations, warranties, covenants and agreements
            --------
made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby.

     9.4    Successors and Assigns.  Except as otherwise provided herein, the
            ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of Purchaser to purchase the
                --------  -------
Shares shall not be assignable without the prior written consent of the Company.

     9.5    Entire Agreement; Amendment.  This Agreement and the other documents
            ---------------------------
delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that Purchaser may, with the Company's prior written consent,
--------  -------
waive, modify or amend any provision hereof governing the rights and obligations of Purchaser.

     9.6    Notice, etc.  All notices and other communications required or
            ------------
permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Purchaser, at Purchaser's address, One Microsoft Way, Redmond, Washington, 98052 Attention: Chief Financial Officer with a copy to Robert A. Eshelman, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the Company's address:
1255 22nd Street, N.W., Washington, D.C. 20037, or at such other address as the Company shall have furnished to Purchaser, and addressed to the attention of the Chief Executive Officer. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     9.7    Delays or Omissions. Except as expressly provided herein, no delay
            -------------------
or omission to exercise any right, power or remedy accruing to either party to this Agreement upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of such nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either party to this Agreement, shall be cumulative and not alternative.

     9.8    Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which shall be enforceable against the party actually executing such counterparts, and all of which together shall constitute one instrument.

     9.9    Severability.  In the event that any provision of this Agreement
            ------------
becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either party.

     9.10   Titles and Subtitles. The titles and subtitles used in this
            --------------------
Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     9.11   Expenses.  The Company and Purchaser shall bear their own expenses
            --------
with respect to this Agreement and the transactions contemplated hereby.


                   [Signatures appear on the following page]

     The foregoing Series F Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

                                   "COMPANY"

                                   CAIS INTERNET, INC.



                                   By:   /s/ Gary H. Rabin
                                         _____________________________________


                                   Name: Gary H. Rabin
                                         _____________________________________


                                   Its:  Executive
                                         _____________________________________


                                   "PURCHASER"
                                   MICROSOFT CORPORATION



                                   By:   /s/ John G. Connors
                                         _____________________________________


                                   Name: John G. Connors
                                         _____________________________________


                                   Its:  Chief Financial Officer
                                         _____________________________________

                                   EXHIBIT A
                                   ---------

               Amended and Restated Certificate of Incorporation

                                   EXHIBIT B
                                   ---------

                                    By-Laws

                                   EXHIBIT C
                                   ---------

                          Certificate of Designation

                                   EXHIBIT D
                                   ---------

                         Opinion of Company's Counsel

                                   SCHEDULES
                                      TO
                  SERIES F PREFERRED STOCK PURCHASE AGREEMENT

     The following schedules refer to the Series F Preferred Stock Purchase Agreement (the "Agreement"), dated as of April __, 2000, between CAIS Internet, Inc. (the "Company") and Microsoft Corporation (the "Purchaser").

     Nothing in the following schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant on the part of the Company.

     To the extent more than one representation and warranty contained in the Agreement requires the same disclosure, the appearance of such disclosure on any single item herein shall serve as disclosure for all other representations and warranties to which such disclosure applies. The failure by the Company to cross-reference any disclosure on any particular schedule shall not constitute a breach by the Company of the applicable representation or warranty as long as the matter is disclosed elsewhere in these schedules.

     Inclusion of any item in the schedules (1) does not represent a determination by the Company that such item is material nor shall it be deemed to establish a standard of materiality (it being the intent that the Company shall not be penalized for having disclosed more than it may be required by the terms of the Agreement), (2) does not represent a determination by the Company that such item did not arise in the ordinary course of business, and (3) shall not constitute, or be deemed to be, an admission concerning such item by the Company. The items in the schedules are descriptions or brief summaries of certain aspects of the Company and the Company's business and are necessarily not complete. Accordingly, the schedules are qualified in their entirety by reference to the more detailed information in documents attached hereto or previously delivered or made available to the Purchaser and its representatives.

     Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement. The headings in the following schedules are for reference only and shall not affect the disclosures contained therein.

                                 SCHEDULE 3.13
                                      TO
                  SERIES F PREFERRED STOCK PURCHASE AGREEMENT

     As of the date hereof, the Company owns at least a fifty percent (50%) of the entire right, title and interest in and to the following subject U.S. and foreign (excluding Israel) patents and patent applications:

     The Company is a licensee and joint-owner of patents and patent applications of Inline Connection Corporation ("Inline") relating to the Over Voice technology. The Company, together with Inline, has five U.S. patents and eleven U.S. patent applications. Two of these eleven patent applications has recently been allowed and, therefore, is expected to become patents in the next several months.

     Together with Inline, which also owns 50%, the Company owns 50% of all U.S. and foreign (with the exception of Israel) patents and patent applications relating to the OverVoice technology, except for certain patent applications relating to the OverVoice technology filed in the European Patent Office, Australia, Brazil, Canada, China, Czech Republic, Eurasia, Hungary, Indonesia, Japan, North Korea, South Korea, Mexico, Norway, New Zealand, Poland and Singapore, as to which the Company owns 100%.

     The first U.S. patent granted relates to transmission of video over active voice telephone wires. Related patents have also been obtained in Canada and from the European Patent Office, covering Germany, France and the United Kingdom. In addition, a patent was issued in South Korea and a division application was filed in Europe.

     The second U.S. patent granted relates to some or all aspects of the following systems, among others:

 .    provision of high-speed Internet service through the communication of
     Ethernet signals over the active telephone wiring in residences, hotels, apartment buildings and similar structures;

 .    provision of video services over the telephone writing in the same structures;

 .    provision of webTV-type services over the telephone wiring in these structures;

 .    creation of a standard Ethernet network, using existing telephone wiring, among all personal computers in a structure; and

 .    communication of Ethernet signals over 1,000 feet over a single active telephone line.

     Novel ideas are embodied in many of the different parts that make up these systems. Among these parts are:

 .    different electronic processes for converting the video and data signals;

 .    special connectors that are easy to install, convenient to use and promote smooth signal flow across the wiring;

 .    different arrangements of the components to facilitate the operation of the systems; and

 .    special "command and control" procedures that help implement the different applications.

     Pursuant to the Company's license agreement with Inline, the Company has the exclusive right to make, use and sell the OverVoice technology for all structures in the United States, except for single family residential units and certain food establishments, for which the Company has non-exclusive rights. The Company further has the exclusive right to make, use and sell under all foreign patents and patent applications relating to the OverVoice technology for all structures except for single family residential units and certain food establishments, for which the Company has non-exclusive rights, with the exception of Israel, which Inline reserved for itself.

     Business Anywhere USA, Inc. ("BAC"), a subsidiary of the Company, is the assignee of US Patent 5,901,067 and US Patent Application 09/088,213. This intellectual property was assigned to BAC by Kim Kao.

     Please see the attached documents for a list of patents and patent applications held by CAIS Software Solutions, Inc., a subsidiary of the Company.

                                 SCHEDULE 3.16
                                      TO
                  SERIES F PREFERRED STOCK PURCHASE AGREEMENT

     Except as set forth in the Company SEC Reports or as set forth below, as of the date hereof, the Company does not have any (i) employment contracts with any of its employees that are not terminable at will, or (ii) collective bargaining agreement covering any of its employees.

I.   Employment Contracts
     --------------------

None.
II.  Collective Bargaining Agreements
     --------------------------------

     None.

                                 SCHEDULE 3.19
                                      TO
                  SERIES F PREFERRED STOCK PURCHASE AGREEMENT

     Except as set forth in the Company SEC Reports or as set forth below, as of the date hereof, the Company is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever, other than for normal travel advances or reimbursement for normal business expenses; and none of such officers, directors or stockholders, or any member of their immediate families is indebted to the Company.

     None.

     Additionally, set forth below, is a description of all transactions since January 1, 1996, between the Company and any of its officers, directors and stockholders and their respective spouses and children in which such persons had a direct or indirect material interest which are not disclosed in the Company SEC Reports.

     None.